                                                                   EXHIBIT 10.45

                                  CONFIDENTIAL
        AMENDED AND RESTATED STRATEGIC ONLINE RESEARCH SERVICES AGREEMENT


         This Amended and Restated Strategic Online Research Services Agreement (this "Agreement"), dated as of October 1, 2003 (the "Effective Date"), is entered into by and between America Online, Inc. ("AOL") a Delaware corporation, with offices located at 22000 AOL Way, Dulles, Virginia 20166 and SPSS Inc. ("SPSS"), a Delaware corporation, with offices located at 233 S. Wacker Drive, 11th Floor, Chicago, Illinois 60606. AOL and SPSS may be referred to herein individually as a "Party" and collectively as the "Parties." To the extent this Agreement requires performance by a subsidiary of AOL, AOL (in its capacity as stockholder of such subsidiary) shall cause such subsidiary to perform in accordance with the requirements of this Agreement. Defined terms used but not defined in the body of the Agreement shall be as defined on Exhibit A attached hereto.


         WHEREAS, AOL's wholly-owned subsidiary Digital Marketing Services, Inc. ("DMS") currently operates an online market research business that conducts online market research on behalf of third party custom research partners, AOL and its partners;


         WHEREAS, SPSS is a software solutions and infrastructure company serving social science (marketing research) industry and related users;


         WHEREAS, AOL and SPSS entered into a prior strategic online research services agreement, dated October 22, 2001 (the "Prior Agreement") in which AOL
(i) provided SPSS with access to AOL Members and other Internet users that visited AOL's Opinion Place(R) market research portal(s) for the purpose of participating in online surveys (collectively, "OP Users") and (ii) made SPSS AOL's exclusive domestic distributor of AOL Sample to approved third parties in the market research industry in exchange for Forty-Two Million Dollars ($42,000,000) payable in cash and SPSS common stock par value $0.01 per share (the "SPSS Common Stock");


         WHEREAS, as of the Effective Date, SPSS has paid AOL the sum of Fifteen Million Five Hundred Thousand Dollars ($15,500,000) in cash, as well as Six Million Dollars ($6,000,000) in SPSS Common Stock, as consideration under the Prior Agreement, representing a portion of the total amount due by SPSS to AOL under the terms of the Prior Agreement; and


         WHEREAS, AOL and SPSS now desire to amend and restate the terms and conditions of the Prior Agreement and enter into a revised strategic agreement that shall terminate and replace the Prior Agreement as of the Effective Date and govern the relationship between the Parties regarding the subject matter herein.


         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


                                    ARTICLE 1
                     SALE OF LANDSCAPE SOFTWARE; TRANSITION

1.1 SALE OF LANDSCAPE SOFTWARE. Subject to the terms and conditions set forth in this Agreement, AOL hereby sells, assigns, and transfers title to the Landscape Software and any intellectual property rights directly associated therewith (excluding the OP River Methodology and all related intellectual property rights), as such Landscape Software is described in Exhibit D, to SPSS. SPSS acknowledges that AOL has previously delivered or otherwise made available to SPSS a copy of the Landscape Software (as it existed on October 22, 2001) and that AOL shall have no further obligation to make a copy of such original version of the Landscape Software available to SPSS.

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         In addition, AOL shall have no further obligation to maintain, modify, or enhance the Landscape Software. AOL shall retain full ownership of the OP River Methodology and all related Intellectual Property Rights. Notwithstanding the foregoing, the Parties acknowledge that the OP River Methodology is implemented in the Landscape Software and agree that SPSS may utilize the OP River Methodology solely in connection therewith.

1.1.1 AOL Representations and Warranties. AOL hereby represents that (a) it has no current obligation that requires payment, now or in the future, of royalties to any third party with respect to AOL's use of the Landscape Software and (b) there are no liens or other encumbrances on the Landscape Software. The Landscape Software is provided on an "AS IS" basis only. AOL hereby warrants that (i) the Landscape Software is the proprietary software used by AOL in connection with the creation and administration of surveys through Opinion Place; (ii) it is the owner of the Landscape Software and the OP River Methodology; (iii) to AOL's knowledge, no Person has challenged AOL's ownership interest in the Landscape Software and (iv) to AOL's knowledge no Person has infringed upon AOL's rights in the Landscape Software or the OP River Methodology. AOL further warrants that it is creating documentation for SPSS that establishes how SPSS should use the Landscape Software and how the Landscape Software should function ("Documentation"), as set forth in Exhibit E. The representations and warranties made by AOL pursuant to this Section relate solely to the version of the Landscape Software delivered on October 22, 2001 and do not extend to any modifications or updates made after such delivery. NO OTHER WARRANTY IS PROVIDED TO SPSS REGARDING THE LANDSCAPE SOFTWARE DELIVERED HEREUNDER. AOL EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. AOL DOES NOT WARRANT THAT THE LANDSCAPE SOFTWARE WILL MEET SPSS' REQUIREMENTS, THAT THE OPERATION OF THE LANDSCAPE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE LANDSCAPE SOFTWARE WILL BE CORRECTED.


         1.1.2    Indemnification. In addition to the indemnities contained in
                  Section 9.3 of Exhibit B, (i) AOL will defend, indemnify, save and hold harmless SPSS from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorney's fees arising out of AOL's (or its agents') use of the Landscape Software and AOL Derivative Works (as defined below) during the Term and (ii) SPSS will defend, indemnify, save and hold harmless AOL from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorney's fees arising out of SPSS' (or its agents') use of the Landscape Software and the SPSS Derivative Works.


1.2 LICENSE OF LANDSCAPE SOFTWARE. SPSS hereby grants AOL and AOL accepts a perpetual, nonexclusive, royalty-free, fully paid-up, irrevocable right and license to use, execute, display, copy, perform, modify and make derivative works based upon the Landscape Software (including all updates, enhancements or modifications thereto made by SPSS, or its agents), in object code and source code form in connection with AOL's on-line market research activities provided herein, including without limitation loyalty marketing programs (the "License"). In addition, SPSS hereby grants AOL and AOL accepts a perpetual, nonexclusive, royalty-free, fully paid-up, irrevocable right and license to use, execute, display, copy, perform, modify and make derivative works based upon any and all derivative works produced or created by SPSS or its agents from the Landscape Software ("SPSS Derivative Works"); provided, however that AOL may not sublicense or otherwise make available the SPSS Derivative Works to any third party during the Term of this Agreement. AOL shall own all right, title and interest in and to all derivative works produced or created by AOL or its agents based on the Landscape Software ("AOL Derivative Works"), and AOL shall make such AOL Derivative Works available to SPSS during the Term for use by SPSS solely in connection with SPSS' rights as Exclusive Distributor of AOL Sample. The Parties acknowledge and agree that this Agreement shall in no way restrict AOL's rights with respect to such AOL Derivative Works.


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         1.2.1    Sublicensing Rights. AOL may sublicense the rights granted herein with respect to the Landscape Software and the SPSS Derivative Works to AOL's contractors, AOLTW Partners, or their designated contractors (collectively, "Sublicensees"), solely and exclusively for the purpose of facilitating such Sublicensees' support of an AOLTW Project; provided, however that such Sublicensees shall have no right to sublicense, assign or otherwise transfer the use of the Landscape Software or the SPSS Derivative Works to any third party and shall not be permitted to utilize the Landscape Software or SPSS Derivative Works for any other purpose, including client work other than AOLTW Projects.

1.3 LANDSCAPE SOFTWARE RESTRICTIONS. During any period in which SPSS is the Exclusive Distributor of AOL Sample ("Exclusivity Period"), and unless otherwise mutually agreed by the Parties, SPSS shall not (i) sell, license, assign or otherwise make available the Landscape Software, SPSS Derivative Works or related intellectual property to any AOLTW Competitor or (ii) utilize the Landscape Software or OP River Methodology in connection with sample provided by any AOLTW Competitor (the "SPSS Landscape Restrictions"). Notwithstanding anything contained in this Agreement to the contrary, in the event that this Agreement expires by its natural terms, AOL terminates this Agreement pursuant to its rights under Sections 8.2, 8.3, 8.4, the Parties acknowledge that SPSS shall retain its ownership rights in and to the Landscape Software and any related intellectual property (excluding the OP River Methodology, which shall continue to be the sole property of AOL) and that AOL will retain its License to use, execute, display, copy, perform, modify and make derivative works based upon the Landscape Software in perpetuity.




                                    ARTICLE 2
                          ACCESS TO OPINION PLACE USERS

2.1 TRANSFER OF OP USERS, SPSS ACCESS RIGHT. Beginning on the Effective Date, AOL shall provide SPSS with access to OP Users from Opinion Place as set forth herein for the sole purpose of allowing such OP Users to participate in online surveys being hosted by SPSS on behalf of its customers. Furthermore, SPSS shall have the right to host OP Users during and only for the Term of this Agreement ("SPSS Access Right"), provided, however, that SPSS must remain in compliance with the Accreditation Guidelines.

2.2 CAPACITY PLANNING. Pursuant to the Prior Agreement, the Parties have established and implemented a capacity planning team ("CPT") that acts as a unified body responsible for closely monitoring, anticipating, determining and communicating SPSS' AOL Sample needs to AOL, so as to enable both Parties to plan prospectively for the provision of adequate quantities of AOL Sample to SPSS as reasonably needed for SPSS projects from time to time during the Term. Without limiting the generality of the foregoing, AOL shall, as a minimum, provide sufficient sample to meet SPSS's needs in regard to SPSS's obligation to purchase minimum completes as described in section 7.2 (ii) below, provided that SPSS's request complies with the CPT procedures and that current monthly Utilization Rates are at or above twenty five percent (25%) and current monthly Completion Rates are at or above seventy percent (70%). ("Capacity Allocation") The Parties acknowledge and agree that AOL shall use commercially reasonable best efforts to provide a volume of AOL Sample necessary to fully satisfy SPSS' project execution needs on a project by project basis; provided, that AOL shall not be in breach of this Agreement if it (i) is unable to provide SPSS with a volume of AOL Sample in excess of the Capacity Allocation, (ii) does not provide the full Capacity Allocation to SPSS during any Agreement Year in which SPSS' project needs fall below the Capacity Allocation, or (iii) is unable to satisfy any request for AOL Sample by SPSS that does not meet the Reasonable Project Guidelines previously established by the CPT in accordance with the Prior Agreement. The Parties understand that (a) the exact number of OP Users will fluctuate by day, week and


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         month, thereby making the role of the CPT essential to AOL's ability to satisfy SPSS' AOL Sample needs, (b) AOL shall be entitled to retain the volume of AOL Sample not allocated to SPSS for use in connection with internal projects and AOLTW Partner project needs; and (c) AOL may, as determined in its sole discretion, make use of any unused portion of the Capacity Allocation without paying SPSS for such use, unless AOL makes use of SPSS' market research services in connection with the use of such unused portion of the Capacity Allocation. If, however, AOL is unable to provide the Capacity Allocation, SPSS's payments to AOL will be modified in accordance with section 5.3 below.

         2.2.1 Composition of CPT. Each Party shall have two (2) seats on the CPT, which shall be filled by such Party with senior level employees (i.e., Director level or above) from AOL and SPSS, respectively (each a "CPT Member"). Each Party may change its respective CPT Members in its sole discretion from time to time; provided that both AOL and SPSS must have two CPT Members each at all times.

         2.2.2    Meetings. The CPT shall meet in person or via conference call
                  (i) weekly for short term planning purposes ("Weekly Meetings") and (ii) quarterly for mid to long term planning purposes ("Quarterly Meetings"), unless otherwise unanimously agreed to by the CPT Members.

                  (a)      The purpose of the Weekly Meetings shall be to:

                           (i) Summarize current Opinion Place traffic levels and productivity;
                           (ii) Monitor incidence levels and impact on AOL Sample needs and timing;
                           (iii) Summarize and assess ability to meet AOL Sample needs on specific, approved projects either in the field or starting within two weeks;
                           (iv) Summarize and assess ability to meet prospective projects specified for estimate or exploration that may be starting within one month;
                           (v) Determine short term Opinion Place traffic needs and make appropriate recommendations in project scheduling and traffic management;
                           (vi)     Review Master CPT Project Status Report; and
                           (vii) Establish weekly and 30 day SPSS AOL Sample needs through SPSS declaration of upcoming projects.

                  (b)      The purpose of the Quarterly Meetings shall be to:

                                    (i)      Summarize project and overall
                                             partnership performance of each
                                             Party; AOL shall evaluate SPSS and
                                             SPSS shall evaluate AOL;
                                    (ii)     Review any persistent problems and
                                             determine actions needed to resolve
                                             problems in the coming quarter;
                                    (iii)    Determine trends affecting the
                                             business and anticipate ways to
                                             meet needs and opportunities in a
                                             changing market environment;
                                    (iv)     Assess work processes and make
                                             recommendations to improve
                                             operating efficiency and
                                             utilization of AOL Sample; and
                                    (v)      Summarize and assess ability to
                                             meet major prospective projects
                                             specified for estimate or
                                             exploration that may be starting
                                             within the quarter.

         2.2.3 Conflict Resolution. If a conflict arises with respect to meeting SPSS AOL Sample needs during any two week window, the CPT shall make all reasonable efforts to resolve the supply and demand issue by taking the following steps:

                  (a) STEP 1: Assess the reasonableness of the project(s) opportunity on the basis of AOL Sample quantity and incidence relative to project trends over past quarter. The CPT must objectively agree


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                           about whether the project is reasonable or not based
                           on the Reasonable Project Guidelines before proceeding to Step 2.

                  (b) STEP 2: Agree to design modifications or elimination of the prospective project before proceeding to Step 3.

                  (c) STEP 3: If the CPT deems the project a Reasonable Project, each Party (SPSS first; AOL second) assess the ability to delay or reschedule its existing projects in order to allow this project to proceed before proceeding to Step 4.

                  (d) STEP 4: Explore exceptional opportunities to promote Opinion Place on the AOL Network or other Internet properties to assist in meeting the project's AOL Sample needs ("Exceptional Promotion"); provided that SPSS must make all commercially reasonable efforts to adjust project timing to accommodate Exceptional Promotion. SPSS acknowledges that such Exceptional Promotion could result in Exceptional Costs which SPSS would be responsible for paying to AOL and that AOL is not bound to perform Exceptional Promotion to meet SPSS AOL Sample needs; however, this alternative must be explored before proceeding to Step 5.

                  (e) STEP 5: The CPT will assess AOL's progress towards providing SPSS with the Capacity Allocation based on AOL Sample provided to SPSS within the past twelve
                           (12) months or, if necessary, since Effective Date.

                  (f) STEP 6: Escalation of the Dispute to the Management Committee in accordance with the provisions contained in Exhibit B.

2.3 OPERATION OF OPINION PLACE. AOL shall continue to operate Opinion Place as the sole U.S. Interactive Site(s) to which Internet users are directed for the purpose of participating in online surveys in connection with AOL's and its Exclusive Distributor's (or Distributors') custom market research efforts; provided, however, that AOL may (outside of Opinion Place) conduct online surveys on various areas on the AOL Network which surveys do not rely upon the OP River Methodology or a methodology that is substantially similar to that which is used on Opinion Place and are therefore not subject to the terms of this Agreement. In connection with its delivery of OP Users to SPSS, AOL shall operate Opinion Place as set forth below:

         2.3.1 Management, Promotion. AOL shall be responsible for the hosting and management of Opinion Place and shall maintain Opinion Place in a timely and professional manner as set forth herein. AOL shall ensure that Opinion Place is promoted across the AOL Network in a manner that is sufficient, as determined by AOL in its reasonable discretion, to fulfill AOL's obligations to supply AOL Sample to SPSS as determined by the CPT. In the event that AOL launches any new domestic Opinion Place Interactive Sites during the Term, such new Opinion Place Interactive Sites shall be subject to this Agreement. AOL may, however, launch other research sites that are not Opinion Place Interactive Sites and which shall not be subject to the terms of this Agreement.

         2.3.2 Level 1 Screening. AOL shall be responsible for hosting and executing on Opinion Place the initial set of questions posed to OP Users, which questions, unless otherwise mutually agreed to by the Parties, shall be limited to the demographics and non-study specific profiling currently being used by AOL ("Level 1 Screening"). Once an OP User has been Level 1 Screened by AOL, AOL shall execute real-time transfers to SPSS of a number of Level 1 Screened OP Users as determined by the CPT for Level 2 Screening and assignment to specific surveys by SPSS. "Level 2 Screening" means the process by which SPSS poses a second set of questions to each OP User, which questions are intended to further identify specific


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                  qualifications of each OP User for assignment to a specific survey. In addition, AOL shall cooperate with SPSS to make SPSS aware of the online research market's currently accepted methods and DMS' current practices with respect to Level 2 Screening and assignment of OP Users to specific surveys.

         2.3.3 Incentive Platform. AOL shall be responsible for paying all standard costs of up to Two Dollars and Twenty-Five Cents ($2.25) per survey that is fully completed by an OP User ("Completed Survey"). Such costs will be calculated at AOL's actual costs, with no markup to account for internal AOL overhead or similar costs. In addition, AOL shall be responsible to operate and maintain the Incentive Platform, which is to be integrated into the market research arrangement as set forth in this Agreement (the "Standard Costs Threshold"). In the event that the Standard Costs Threshold increases due to increases in non-AOL Incentives, AOL shall pass through such costs to SPSS through an increase to the Standard Costs Threshold, provided however that AOL shall provide SPSS with forty five (45) days prior written notice before passing through such costs. In the event that the Standard Costs Threshold increases due to increases in AOL Incentives, AOL shall be responsible for such increase unless otherwise agreed. In addition, SPSS shall be responsible for paying AOL for all Exceptional Costs related to the execution of an SPSS project. AOL shall determine in its reasonable discretion all aspects of the Incentive Platform and the process for distributing Incentive Awards to OP Users for participating in certain online activities, including, without limitation, the qualifications and requirements that must be met by OP Users in order to receive Incentive Awards; the quantity of the Incentive Awards provided for various activities; the rules and restrictions governing the receipt, expiration, and disposition of Incentive Awards. The Parties acknowledge and agree that the Incentive Platform, may be modified, altered or changed by AOL in its reasonable discretion from time to time, (including, without limitation, the currency used by AOL for Incentive Awards); provided, however, that AOL shall provide reasonable prior written notice to SPSS before instituting a material change to the Incentive Platform. In the event that SPSS desires to utilize another incentive platform or currency in connection with its use of AOL Sample, SPSS shall obtain AOL's prior written consent, which consent shall not be unreasonably withheld. "Exceptional Costs" means costs directly related to (i) AOL's provision of Incentive Awards to OP Users in connection with any survey for an SPSS project which requires more than the Standard Incentive (150 American AAdvantage Miles or $2.25 of credit towards an AOL Member's current monthly bill for a 15 minute survey) as set forth in the Accreditation Guidelines or
                  (ii) AOL's purchase of promotions for Opinion Place on an Interactive Site outside of the AOL Network which promotions are specifically intended to raise the incidence of a particular OP User demographic for purposes of completing such survey. In the event that the Incentive Platform is altered in a material way, including but not limited to the costs of operating such Incentive Platform increasing by ten percent (10%) or greater, AOL shall notify SPSS of such material change and the Parties agree to negotiate any revisions to the Standard Costs Threshold to make it economically viable for AOL to continue to operate the Incentive Platform.

2.4 ADVISORY BOARD. The Parties shall create an advisory board to provide management, marketing and general business advice to SPSS in its distribution of the AOL Sample (the "Advisory Board"). The Advisory Board shall consist of senior SPSS, AOL and DMS executives chosen by each Party to provide their expertise to SPSS (the "Advisory Board Members"). The Advisory Board will serve only in an advisory role to SPSS and shall have no management powers, duties or responsibilities whatsoever regarding SPSS' distribution, control or use of the AOL Sample. The Advisory Board shall meet at least once each month to review marketing plans, strategies, processes and benchmarks to help SPSS maximize its effectiveness in the marketplace. The date for each meeting will be set in advance at mutually convenient times and at rotating locations, including Chicago, Dallas and Dulles. SPSS acknowledges that all distribution, control or use of the AOL Sample and any decisions that SPSS



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         makes in regards thereto, whether or not SPSS shall have received advice from the Advisory Board, shall be made by SPSS in its sole discretion (subject to the terms and condition of this Agreement). IN ADDITION TO ANY OTHER RELATED PROVISIONS CONTAINED HEREIN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL THE ADVISORY BOARD NOR ANY ADVISORY BOARD MEMBERS BE LIABLE TO SPSS FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SPSS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, ARISING FROM ANY ADVICE OR INSTRUCTION PROVIDED BY THE ADVISORY BOARD OR THE ADVISORY BOARD MEMBERS. SPSS AGREES THAT THE LIMITATIONS SPECIFIED IN THIS SECTION WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE. Except for damages caused by the willful misconduct of an Advisory Board Member, SPSS will defend, indemnify and hold harmless the Advisory Board and the Advisory Board Members from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with SPSS' distribution, control or use of the AOL Sample.


                                    ARTICLE 3
                                  ACCREDITATION

3.1 ACCREDITATION PROCESS. All parties, including SPSS, that desire to host OP Users must be accredited by AOL pursuant to the Accreditation Guidelines set forth in Exhibit C of this Agreement (each an "Accredited Partner") prior to the delivery by AOL or SPSS of any OP User to such party. It shall be AOL's responsibility to oversee the accreditation process. The Accreditation Guidelines may be modified by AOL from time to time as determined by AOL in its reasonable discretion, provided, however that SPSS shall receive reasonable prior written notification of any change to such Accreditation Guidelines. SPSS shall (i) inform all prospective SPSS Customers of the AOL accreditation requirement, (ii) confirm with AOL that any SPSS Customer that desires to host OP Users has been accredited by AOL before SPSS provides AOL Sample to any such SPSS Customer, and (iii) promptly inform AOL of any noncompliance with the Accreditation Guidelines by SPSS Customers, which comes to the attention of SPSS. In situations where SPSS will host OP Users on behalf of SPSS Customers, SPSS shall be required to abide by the Accreditation Guidelines with respect to that particular project and such SPSS Customers shall not be required to be Accredited Partners. It is understood that AOL may certify third parties in its sole discretion based on the Accreditation Guidelines, including without limitation, third parties identified by SPSS as potential customers or third parties identified by AOLTW or AOLTW Partners as further described in Section 4.1 below. In the event that AOL determines that an Accredited Partner is in material breach of the Accreditation Guidelines, AOL may require that SPSS immediately cease providing AOL Sample to such Accredited Partner until such time as AOL reasonably determines that the breach has been cured.


                                    ARTICLE 4
                                   EXCLUSIVITY

4.1 EXCLUSIVE DISTRIBUTOR RIGHTS. In addition to receiving access to OP Users for use by SPSS in connection with projects hosted by SPSS on behalf of SPSS Customers, SPSS shall be the exclusive distributor of the AOL Sample to Accredited Partners ("Exclusive Distributor"). With respect to any contractual obligations of SPSS to


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         provide AOL Sample to any SPSS Customer, any such SPSS obligations shall be coterminous with this Agreement or shall expire prior to the end of the term of this Agreement.

         4.1.1 Restrictions on SPSS Distribution of AOL Sample. For so long as SPSS is the Exclusive Distributor of AOL Sample, SPSS (i) shall not distribute Internet sample provided to it by any source other than Opinion Place, unless otherwise mutually agreed to by the Parties in writing and (ii) shall not operate in an anti-competitive fashion with respect to its provision of AOL Sample to Accredited Partners (i.e., unreasonably deny, delay, limit or hinder the receipt and/or use by Accredited Partners of AOL Sample for the sole benefit of SPSS' interests, including by way of unreasonable pricing for AOL Sample).

         4.1.2 Exceptions to Exclusive Distributor Rights. Notwithstanding anything contained in this Agreement to the contrary (including SPSS' Exclusive Distributor rights set forth in Section 4.1 above), AOL shall at all times continue to have the right to distribute AOL Sample directly to third parties who are conducting research projects for (i) AOLTW and/or (ii) "AOLTW Partners" or prospective AOLTW Partners (collectively, "AOLTW Projects"); provided that no such third parties are permitted to resell the AOL Sample provided by AOL pursuant to this Section 4.1.2. For purposes of this Agreement, "AOLTW Partners" means any party that has a commercial relationship with AOLTW that is not solely intended to provide for AOL's distribution of AOL --- Sample to such party or such party's affiliate, but includes a broader relationship between the parties involving the provision of goods or services other than AOL Sample (e.g., advertising, software, consulting services, etc.), provided that any AOL Sample being delivered to such AOLTW Partner or its agent is intended to be used in furtherance of a broader commercial arrangement between AOLTW and such party. AOL shall, however, refer to SPSS any third parties that seek to purchase AOL Sample on a stand-alone basis (i.e., not as part of a broader commercial arrangement with AOLTW). By way of example, without limiting the generality of the foregoing, AOL may directly distribute AOL Sample to a market research company designated by General Motors ("GM") if the AOL Sample being provided to such market research company is intended to be used in furtherance of a broader commercial arrangement between GM and AOLTW.

         4.1.3 Value Brand Strategy. The Parties have had discussions regarding AOL's intention to launch a lower cost panel recruitment market research alternative to Opinion Place ("Value Brand"), which Value Brand would neither be available within Opinion Place nor rely upon the OP River Methodology; unless otherwise agreed to by the Parties. AOL and SPSS shall in good faith, during the Initial Term, enter into discussions regarding the Value Brand strategy and how the Parties might work together to launch such a product and service. During the period commencing on the Effective Date and ending eight months thereafter (the "Standstill Period"), AOL shall not make any such Value Brand commercially available without the written consent of SPSS. If the Parties are unable to reach an agreement with respect to their joint involvement on a Value Brand by the expiration of the Standstill Period, AOL shall not be restricted from making such Value Brand commercially available.


                                    ARTICLE 5
                                   PERFORMANCE

5.1 RECEIPT OF AOL SAMPLE, LEVEL 2 SCREENING. SPSS shall be solely responsible for the administrating and hosting of all Level 2 Screening of OP Users received in real time from AOL for assignment to particular surveys and projects; including, at AOL's option, the administration and hosting of Level 2 Screening for AOLTW Projects. All Level 2 Screening of OP Users distributed to SPSS shall run on AOL's Landscape System. Running the Level 2 Screening on the Landscape System is a requirement for system monitoring and survey reporting (e.g., incidence). If SPSS believes that there is a tangible business benefit for moving Level 2 Screening to its own


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         platform, SPSS may make such a request to AOL and AOL shall determine in its sole reasonable discretion whether the change shall be made. In the event that SPSS administers and hosts the Level 2 Screening for any AOLTW Project ("SPSS Services"), AOL shall be responsible for the costs of such SPSS Services and the AOL Sample utilized for such purposes shall not be counted as part of the Capacity Allocation. At all times during the Term, SPSS shall be in compliance with the Accreditation Guidelines. In addition to its compliance with the Accreditation Guidelines, SPSS shall ensure that:

                  (i) Level 2 Screening and transfer of AOL Sample occurs in a prompt fashion with a user interface consistent with the Opinion Place look and feel as determined by AOL;

                  (ii)     Level 2 Screening shall consist of no more than three
                           (3) screens of question(s) for project assignment determination, and any further screening must take place within the survey project itself; and

                  (iii) Level 2 Screening and project assignment will be executed in the same fashion as currently executed by DMS.

         For the avoidance of doubt, it is understood that all surveys presented to OP Users shall be hosted either by AOL, SPSS or a Accredited Partner, subject, however, to AOL and SPSS' Level 1 and Level 2 Screening obligations, respectively.

5.2 SPSS USE OF AOL SAMPLE. During the Term, each Party shall be responsible for maintaining all infrastructure, systems and other resources necessary to comply with the terms and conditions of this Agreement, and in SPSS' case specifically including the Accreditation Guidelines.

         5.2.1 No Repetitive Use. SPSS shall ensure that all AOL Sample provided hereunder to SPSS, including that which is passed along to and hosted by a Accredited Partner, shall not be used more than once by SPSS or such Accredited Partner for a specific project occurrence, unless specifically agreed to by AOL in writing.

         5.2.2 Accredited Partners. SPSS shall use commercially reasonable efforts to support all Accredited Partners in a timely and efficient manner and to ensure effective system integration and project sample hand-off in cases where SPSS does not program or host the project interview.

         5.2.3 Communication with AOL Sample. Unless otherwise agreed to by AOL, OP Users may not be re-contacted and no personally identifiable information relating to OP Users will be retained by SPSS or any third party. Furthermore, neither SPSS nor any SPSS Customer may request from any OP User the email address or any other information which would allow SPSS or a SPSS Customer to contact an OP User without AOL's express written permission.

         5.2.4 Restricted Projects. SPSS shall not, without AOL's prior written consent, accept or execute any project using AOL Sample if such project is (i) intended to target or identify AOL Members or AOL membership (provided, however, that this restriction shall not apply to AOLTW internal projects) or
                  (ii) is on behalf of an AOLTW Competitor.

         5.2.5 Integration of Systems. SPSS shall be responsible for: (i) effectuating the efficient and complete transfer to AOL of completed AOL Sample information, including, without limitation, all information provided in


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         handoff, AOL Sample transaction/survey project code, Incentive Award code, or other data as required or requested by AOL in cases where SPSS programs or hosts the project interview and (ii) facilitating same transfer in cases where a Accredited Partner to whom SPSS has provided AOL Sample programs or hosts the project interview. SPSS shall maintain best-in-class technology and hosting strength capable of providing acceptable performance to all constituents.

5.3 AOL FULFILLMENT OF SPSS PROJECT NEEDS. The Parties acknowledge and agree that the goal of the relationship set forth herein is for AOL to provide SPSS with a consistent and reliable source of sample with which SPSS can satisfy its contractual obligations with respect to projects for SPSS Customers; therefore a failure by AOL to provide SPSS with the exact Capacity Allocation shall not, independently, be deemed a breach of this Agreement by AOL. If, however, AOL fails to use commercially reasonable efforts to meet SPSS' AOL Sample needs (as determined by the CPT and communicated to AOL) more than three (3) times in a single month, such failures together shall be deemed a material breach of this Agreement by AOL. If, however, AOL fails to provide sufficient sample to meet the Capacity Allocation, AOL shall provide SPSS with a credit for each Completed Survey that AOL fails to deliver against future deliveries of Completed Survey, provided however that SPSS shall not use such credits to pay less than the monthly minimum as described in
         Section 7.2 (ii). Notwithstanding the foregoing, in the event that SPSS has unused credits at the expiration or earlier termination of the Agreement, such credits shall be first credited against amounts then due from SPSS to AOL. Any remaining balance shall be paid by AOL to SPSS.

5.4 SPSS PROJECT SUPPORT OF AOLTW. In the event that AOLTW hires SPSS to provide research services to AOLTW, AOLTW shall receive the most favorable pricing offered by SPSS for all software, hosting and support for SPSS' work on behalf of AOLTW.

5.5 PERFORMANCE REVIEW. Upon completion of the eighth full month of the Initial Term, the Parties shall conduct a performance review of the business relationship between the Parties under the Agreement to determine whether the operation remains economically viable for both Parties. In order for the business relationship between the Parties to continue after the expiration of the Initial Term, the following criteria must be met:

                  (i) In at least one of the sixth, seventh or eighth months of the Initial Term, SPSS must purchase 37,999 Completed Surveys;

                  (ii) In at least one of the sixth, seventh, or eighth months of the Initial Term, the Utilization Rate (as defined below) must equal at least thirty-five percent (35%); and

                  (iii) In at least one of the sixth, seventh, or eighth months of the Initial Term, SPSS' Completion Rate (as defined below) must be greater than or equal to the lesser of: (a) seventy-five percent (75%) or (b) AOL's Completion Rate (as defined below) less three percentage points (3%).

         The "Utilization Rate" is defined according to current CPT definitions created for the OP River Methodology. This metric is a fraction, the numerator of which is the total number of Completed Surveys purchased by SPSS and the denominator of which is the number of OP Users completing Level 2 Screening required to execute those SPSS Completed Surveys (measured as "Sample Needed by SPSS" on the CPT sample usage report). Utilization Rates shall be rounded up to the next whole percentage. The actual Utilization Rate can be adjusted as follows:
         SPSS can increase any or all of the monthly rates by adding one or more percentage points, provided, however,


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         that the maximum number of points that SPSS can add over the entire initial nine-month period is nine percentage points (9%).

         The "Completion Rate" shall coincide with the current CPT definition. This metric is a fraction, the numerator of which is the total number of Completed Surveys purchased by SPSS and the denominator of which is the number of people who qualified for those Completed Surveys and were informed of such qualification created for the OP River Methodology. Specifically, the "SPSS Completion Rate" shall mean the aggregated completion rate across all surveys conducted in Opinion Place by SPSS. The "AOL Completion Rate" shall mean the aggregated completion rate across all surveys conducted in Opinion Place by AOL.

         If all of the above criteria are met, SPSS shall have the option of continuing the Agreement (in accordance with the terms and conditions set forth in Section 5.5.2 below) after the expiration of the Initial Term or allowing the Agreement to expire at the end of the Initial Term (in accordance with the terms and conditions set forth in Section 5.5.1 below). If any of the above criteria are not met by SPSS, then AOL shall have the option of terminating this Agreement upon ninety (90) days prior written notice to SPSS or continuing the Agreement subject to the terms and conditions of Section 5.5.1.

         5.5.1 Agreement is Aborted. If all of the above criteria are met and SPSS chooses to abort the Agreement:

                  (a) SPSS shall be responsible to AOL for payment of all Monthly Fees and Minimum Completed Survey Fees, as described in Section 7.2, due for the first eleven
                           (11) months of the Initial Term;

                  (b) The Exclusivity Period shall terminate after the first eight (8) months of the Initial Term; and

                  (c) SPSS shall continue to be responsible for the costs of the Completed Surveys that it purchases, as well as any excess incentive costs above the Standard Costs Threshold described in Section 2.3.3, for the entire Initial Term of the Agreement.

         5.5.2 Agreement is Not Aborted. If all of the above criteria are met and SPSS chooses not to abort the Agreement, the Parties shall continue the business arrangement contemplated by this Agreement during the Initial Term under all of the terms and conditions set forth herein applicable to the Initial Term; thereafter the Agreement will be extended for an additional twelve (12) months (the "Renewal Period") subject to the following additional terms:

                  (a) The Minimum Completed Survey Fees shall be billed on a monthly basis at the rate of 45,833 Completed Surveys per month. These payments shall be adjusted at the end of each quarter based on actual usage.

                  (b) The Monthly and Minimum Completed Survey Fees may be increased by as much as five percent (5%) if, under AOL's sole discretion, changes in the marketplace warrant such an increase in fees;

                  (c) Performance reviews will be conducted on a quarterly basis -- if SPSS fails to satisfy any of the specific performance criteria listed below in this Section 5.5.2(c) at the end of any quarter and fails to satisfy the same performance criteria in the following quarter, AOL shall have the right to terminate the Agreement effective after the second quarter following the second quarter in which SPSS failed to satisfy the performance criteria;


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                  (i)      SPSS agrees to purchase at least 549,996 Completed
                           Surveys during the Renewal Period, provided that such Completed Surveys are reasonably requested in accordance with the CPT;

                  (ii) The Utilization Rate must equal at least forty percent (40%); and

                  (iii) SPSS' Completion Rates must be greater than or equal to the lesser of: (a) seventy-five percent (75%) or
                           (b) AOL's Completion Rate less three percentage points (3%);

                  and

         (d) AOL shall offer SPSS a new agreement on commercially reasonable terms during the fifth month of the Renewal Period to replace this Agreement once the Renewal Period expires (the "New Agreement Proposal") and SPSS shall have thirty (30) days to declare whether it shall accept the terms of the new agreement. If SPSS does not agree to the New Agreement Proposal, then AOL shall have no obligation to renew this Agreement or enter into a new agreement with SPSS following the expiration of the Renewal Period.


                                    ARTICLE 6
                      INTELLECTUAL PROPERTY; DATA OWNERSHIP

6.1 OPINION PLACE LOOK AND FEEL. SPSS acknowledges and agrees that AOL owns all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Opinion Place or any other online areas contained within the AOL Network, subject to SPSS' ownership rights in any SPSS Content within Opinion Place. SPSS acknowledges and agrees that AOL owns all right, title, and interest in and to the frame (and any other visible elements of client software) appearing around Opinion Place when an OP User is viewing such site.

6.2 OP USER INFORMATION. Notwithstanding anything to the contrary in this Agreement, AOL shall own any and all information collected from OP Users in connection with (i) any AOLTW Project and (ii) all Level 1 Screening via Opinion Place, including, without limitation, all information relating to OP User screen names, names, passwords, email addresses, addresses or other identifying information (collectively, "Member Information"). SPSS shall ensure that its collection, use and disclosure of Member Information comply with (a) all applicable laws and regulations and (b) the Accreditation Guidelines. SPSS will not use any Member Information for any purpose or disclose any such information to any third party without the prior written consent of AOL, which consent may be granted or withheld in AOL' sole and absolute discretion.

6.3 OWNERSHIP RIGHTS OF AOL. Subject to Section 1.1, SPSS acknowledges and agrees that all copyright, patent, trade secret, and other proprietary rights in and to any methodologies, software, specifications, documentation, reports, data, ideas, concepts, know-how, inventions and other information or materials that are developed by AOL, or otherwise become the property of AOL prior to, during or after the Term of this Agreement shall be owned by and remain the exclusive property of AOL and its licensors and shall not be retained by nor copied by SPSS unless expressly agreed to in writing by AOL prior to such retention or copying. SPSS acknowledges and agrees that all branding and associated URL rights related to Opinion Place are the exclusive property of AOL and may not be shared with any of AOL's competitors, including but not limited to Knowledge Networks.


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6.4      OWNERSHIP RIGHTS OF SPSS. AOL acknowledges and agrees that all copyright, patent, trade secret, and other proprietary rights in and to any methodologies, software, specifications, documentation, reports, data, ideas, concepts, know-how, inventions and other information or materials that are developed by SPSS, or otherwise become the property of SPSS prior to, during or after the Term of this Agreement, shall be owned by and remain the exclusive property of SPSS and its licensors and shall not be retained by nor copied by AOL unless expressly agreed to in writing by SPSS prior to such retention or copying. SPSS and/or the applicable SPSS Customer shall own the OP User responses to Level 2 Screening and survey questions for non-AOLTW Projects.


                                    ARTICLE 7
                             PAYMENTS AND REPORTING

7.1 AMENDMENT TO STOCK PURCHASE AGREEMENT. Simultaneously herewith, and as a condition precedent to AOL's obligations hereunder, SPSS and AOL shall enter into that certain Amendment to the Stock Purchase Agreement of even date herewith.


7.2 MONTHLY AND MINIMUM COMPLETED SURVEY FEES. SPSS agrees to pay AOL the following fees under the terms of the Agreement:

                  (i) Monthly Fees - SPSS shall pay AOL a guaranteed fee payment of One Hundred Ninety-Five Thousand ($195,000) per month; and

                  (ii) Minimum Completed Survey Fees - SPSS shall purchase a minimum of 345,000 Completed Surveys during the Initial Term of the Agreement and a minimum of 549,996 during the Renewal Period, subject to Section
                           5.5.1 above, at $7.50 per Completed Survey if the monthly Utilization Rate is below forty percent (40%) (the cost shall be reduced to $6.75 per Completed Survey if the monthly Utilization Rate is equal to or exceeds forty percent (40%)). Monthly payments shall be made for 23,000 Completed Surveys or such other minimums as may be required in any Renewal Periods. These payments shall be adjusted at the end of each month based on actual usage and actual monthly Utilization Rates.

                  (iii) First Month Adjustment -- The Parties have agreed that SPSS' payment to AOL with respect to the first month of the Agreement will be reduced by a credit in the amount of One Hundred Twenty-Four Thousand One Hundred Seventy-Six Dollars ($124,176). All payments due and payable by SPSS to AOL under this Agreement shall be received by AOL no later than thirty (30) days following the month for which such payments were due.

7.3 WIRED PAYMENTS; PAYMENT CONTACT. All payments required hereunder shall be paid in immediately available, non-refundable U.S. funds wired to the "America Online" account, Account Number 323070752 at JP Morgan Chase, Four New York Plaza, New York, NY 10008 (ABA: 021000021). In the event of any questions regarding a payment made (or expected to be made) by SPSS to AOL, AOL may contact Robert Brinkmann at 312-651-3605; rbrinkmann@spss.com; 233 S. Wacker Drive, Chicago, IL 60606.

7.4 REPORTING. The Parties shall each maintain complete, clear and accurate records of activity and performance in connection with the performance of this Agreement. The Parties, through the CPT, shall mutually agree on the exact reports and the format of such reports, necessary to properly monitor each Parties respective performance hereunder.


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                                    ARTICLE 8

                                TERM; TERMINATION



8.1 TERM. Unless earlier terminated as set forth herein, the term of this Agreement shall begin on the Effective Date and continue for a period of fifteen (15) months from the Effective Date (the "Initial Term" and together with any Renewal Period (as set forth in Section 5.5.2, the "Term"). The Prior Agreement shall be terminated effective as of August 31, 2003.


8.2 TERMINATION FOR BREACH. Either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party, including but not limited to a failure to satisfy the performance requirements as set in Article 5 or make the required payments under Article 7, which remains uncured after thirty (30) days written notice thereof to the other Party (or such shorter period as may be specified elsewhere in this Agreement); provided that the cure period with respect to any scheduled payment shall be fifteen (15) days from the date for such payment provided for herein (the "Payment Cure Period"). If SPSS fails to make a scheduled payment prior to the end of the Payment Cure Period, SPSS' right to abort or continue the Agreement under Section 5.5 shall immediately be void and have no further force or effect and AOL shall have the right, in its sole discretion, to immediately terminate this Agreement. Notwithstanding the foregoing, in the event of a material breach of a provision that expressly requires action to be completed within an express period shorter than thirty
         (30) days, either Party may terminate this Agreement if the breach remains uncured after written notice thereof to the other Party and expiration of such express period.


8.3 TERMINATION FOR BANKRUPTCY/INSOLVENCY. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.


8.4 TERMINATION ON CHANGE OF CONTROL. In the event of a Change of Control of SPSS resulting in control of SPSS by an AOLTW Competitor or the acquisition by SPSS of a controlling interest in an Interactive Service, AOL may terminate this Agreement by providing thirty (30) days written notice.


                                    ARTICLE 9
                                  MISCELLANEOUS

9.1      INTENTIONALLY DELETED.

9.2 OVERHEAD ACCOUNTS. To the extent AOL has granted SPSS any overhead accounts on the AOL Service, SPSS will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear; provided that SPSS will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead Account issued to SPSS. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.


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9.3      PERSONNEL. During the Term and for a period of twelve (12) months thereafter, neither Party shall directly or indirectly, solicit, induce, or in any manner attempt to influence any Restricted Employee to terminate his or her employment with the other Party, provided, however, that either Party may employ any person who (a) initially contacts such Party without solicitation, directly or indirectly, by such Party or (b) responds to any general media solicitation of employment or engagement by such Party or to any solicitation or inquiry from a recruiter retained by such Party provided that such person is not specifically identified or targeted by such Party for such solicitation or inquiry. "Restricted Employee" shall mean any person employed by either Party who is or was involved in the negotiation, implementation, or administration of this Agreement.

9.4 PRESS RELEASES. Each Party shall submit to the other Party, for its prior written approval, which shall not be unreasonably denied or delayed, any press release or similar public statement ("Press Release") regarding the transactions contemplated hereunder, provided that, subsequent to the initial Press Release, factual references by either Party to the existence of a business relationship between the Parties shall not require approval of the other Party. Notwithstanding the foregoing, either Party may issue Press Releases or other disclosures as required by law without the consent of the other Party and in such event, the disclosing Party shall provide at least five (5) business day's prior written notice of such disclosure. The failure by one Party to obtain the prior written approval of the other Party prior to issuing a Press Release (except as required by law) shall be deemed a material breach of this Agreement.

9.5 INDEPENDENT CONTRACTORS. Notwithstanding anything contained in this Agreement to the contrary, the Parties to this Agreement are independent contractors. Neither Party is an agent, representative or employee of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

9.6 STANDARD TERMS. All Exhibits and Schedules hereto (including the Standard Legal Terms & Conditions set forth on Exhibit B attached hereto are each hereby made a part of this Agreement).



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IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated
Strategic Online Services Agreement as of the Effective Date.


AMERICA ONLINE, INC.                         SPSS INC.


By:   /s/ Frank Marvin                       By:   /s/ Edward Hamburg
      -------------------------------              --------------------------------------------
      Name:    Frank Marvin                        Name:    Edward Hamburg
      Title:   Senior Vice President               Title:   Executive Vice President, Corporate
               of Marketing                                 Operations, Chief Financial Officer
      Date:    October 14, 2003                             and Secretary
                                                   Date:    October 14, 2003



















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                                    EXHIBIT A

                                   DEFINITIONS

AGREEMENT YEAR. The period beginning on Effective Date and ending on the last day of the calendar month in which the twelve-month anniversary of the Effective Date occurs and each successive twelve-month period thereafter during the Term.

AOLTW. AOL Time Warner Inc., including any successor, affiliate and subsidiary companies (e.g., AOL, Time Warner, DMS, etc.).

AOLTW COMPETITOR. Any Interactive Service or any entity that operates or controls a diverse array of media holdings, including, without limitation, filmed entertainment, broadcasting, cable television, publishing, music and online services. By way of example and without limiting the generality of the foregoing, News Corp., Viacom, Disney, Vivendi-Universal, USA Networks, and Sony Corp.

AOL MEMBER. Any authorized user of the AOL Network(s), as applicable, including, without limitation, any sub-accounts using the AOL Network under an authorized master account.

AOL NETWORK. The AOL Service, the CompuServe Service, Netscape Netcenter, Opinion Place and/or such other products or services offered or distributed by or through AOL or an affiliate, as designated by AOL at any time during or after the Term.

AOL SAMPLE. Collectively, the domestic OP Users distributed by AOL to SPSS and/or by SPSS to Accredited Partners as set forth in this Agreement.

AOL SERVICE. The narrow-band U.S. version of the America Online(R) brand service, specifically excluding any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and any other version of an America Online service which is materially different from the narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

ACCREDITATION GUIDELINES. The AOL-DMS Accreditation Guidelines and Opinion Place Hosting Requirements as set forth in Exhibit C attached to this Agreement, which any party desiring to host OP Users must comply with in order to be accredited by AOL to host OP Users.

CPT. The Capacity Planning Team, a unified body established by the Parties to monitor, anticipate, determine and communicate SPSS' AOL Sample needs to AOL, as more specifically described in Section 2.2.

COMPUSERVE SERVICE. The standard HTML version of the narrow-band U.S. version of the CompuServe brand service, specifically excluding (a) any international versions of such service (e.g., NiftyServe), (b) any property, feature, product or service which CompuServe or its affiliates may acquire subsequent to the Effective Date, (c) the America Online brand service and any independent product or service which may be offered by, through or with the U.S. version of the America Online brand service and (d) the HMI versions of the CompuServe brand service.

CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the negotiation or performance of this Agreement, which is or should be reasonably understood by the receiving Party to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data, but specifically excluding the Licensed Content. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

CONTENT. Text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, links, pointers, technology and software.

DMS PARTNER. Any third party research customer of DMS.

EXCLUSIVITY PERIOD. Any period in which SPSS is the Exclusive Distributor of AOL Sample, as set forth in Section 1.3.


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IMPRESSION. End user exposure to the applicable promotion, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols.

INCENTIVE PLATFORM. The AOL managed incentive program that provides the currency for various actions taken by OP Users, specifically taking online surveys.

INCENTIVE AWARD. The compensation to be provided the OP Users for engaging in certain activities such as completing Level 1 Screening, completing Level 2 Screening, or completing a survey.

INTELLECTUAL PROPERTY RIGHTS. Any patent, copyright, trademark, trade dress, trade name or trade secret right and any other intellectual property or proprietary right arising under the laws of any jurisdiction.

INTERACTIVE SERVICE. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an online service or Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) covering a broad range of subjects and targeted at a broad audience (e.g., a search and directory service or portal) and/or marketing a broad selection of products and/or services across numerous "vertical" interactive commerce categories (e.g., an online mall or multiple-category e-commerce site); or (iii) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time online messages.

INTERACTIVE SITE. Any interactive product, site or area of a site, including, by way of example and without limitation, a site on the World Wide Web portion of the Internet.

LANDSCAPE SOFTWARE. The proprietary software implementation (as of October 22,
2001) of the OP River Methodology created by DMS and as more specifically described on Exhibit D hereto.

LEVEL 1 SCREENING. The initial set of questions posed to OP Users which will be limited to gender, age, and household composition. Further defined in Section 2.3.2.

LEVEL 2 SCREENING. As defined in Section 2.3.2.

MEMBER INFORMATION. All information relating to OP Users as described in Section 6.2.

NETSCAPE NETCENTER. Netscape Communications Corporation's primary Internet-based Interactive Site marketed under the "Netscape Netcenter(TM)" brand, specifically excluding any other version of an AOL or Netscape Communications Corporation Interactive Site which is materially different from Netscape Communications Corporation's primary Internet-based Interactive Site marketed under the "Netscape Netcenter(TM)" brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer (e.g. Custom NetCenters built specifically for third parties).

OPINION PLACE(R). The AOL--managed U.S. Interactive Site(s) on the AOL Network marketed under the Opinion Place brand through which Internet users enter in connection with AOL's custom market research efforts which recruit potential respondents via an incentive system and populates online survey projects through a broad based random assignment approach.

OP RIVER METHODOLOGY. DMS' proprietary real-time interviewing method, including survey recruitment, access, screening, queuing methodology.

PERSON. A natural person, a corporation, a partnership, a trust, a joint venture, or any other entity or organization.

REASONABLE PROJECT. Projects for which, given the timing, duration, volume of AOL Sample required, and incidence for a particular project, AOL should as a matter of course, and barring any "unforeseeable circumstances", be able to satisfy SPSS' AOL Sample needs ("unforeseeable circumstances" means any causes or conditions which are beyond AOL's reasonable control and which AOL is unable to overcome by the exercise of reasonable diligence

SPSS CONTENT. The specific forms, questions, or similar content created by SPSS or its agents and displayed within Opinion Place in connection with specific survey projects, excluding the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementation thereof) which are generally associated with Opinion Place or any other online areas contained within the AOL Network.

SPSS CUSTOMER. Any third party with which SPSS has a contractual relationship with respect to the online market research business.




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CONFIDENTIAL